Exhibit 10.1

CONSULTING AGREEMENT

This is a consulting agreement (“Agreement”) made and entered into as of the 18th day of June, 2010, by and between Donald Kraft, whose address is 31 Lake Baldwin Drive, Pennington, NJ  08534 (“Mr. Kraft”) and Covance Inc., a Delaware corporation (“Covance”), whose address is 210 Carnegie Center, Princeton, New Jersey 08540.  Covance desires to engage Mr. Kraft as a consultant, and Mr. Kraft is willing to be engaged as a consultant, to assist Covance in a variety of human resources and business matters.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained in this Agreement, Mr. Kraft and Covance agree as follows:

1.             Status.   Mr. Kraft voluntarily resigns as Corporate Senior Vice President and an employee of Covance, effective June 30, 2010.  Mr. Kraft will serve as an independent consultant to Covance, commencing on July 1, 2010 and continuing through the Term as defined in Paragraph 3 below.

2.             Consulting Duties.   Mr. Kraft shall provide to Covance those duties reasonably requested by the Chief Executive Officer of Covance or his designee (the “Contact”), including, those duties set forth above (the “Consulting Duties”);  provided, that the Contact may make reasonably related modifications to, or eliminate, all or any of the Consulting Duties at any time.  Mr. Kraft shall perform the consulting duties primarily at an office to be provided by Covance, but will, upon request or as appropriate for the performance of Company needs, provide the services at such other places as appropriate, provided Covance agrees to pay Mr. Kraft’s travel expenses (which expenses must be pre-approved by Covance).

3.             Term.   This Agreement shall be effective for an initial six (6) month term, and may be extended monthly thereafter if agreed to in writing by the parties (“Term”).  However, Mr. Kraft may terminate this Agreement prior to the Term upon thirty (30) days written notice to Contact, and Covance may terminate this Agreement either for cause or upon thirty (30) days written notice after the initial six month term.

4.             Time, Fees.   Mr. Kraft agrees to participate in at least one monthly teleconference with the Contact to discuss the Consulting Duties. Mr. Kraft shall submit to Covance at the end of each month a written report reasonably satisfactory to Covance identifying the activities undertaken by Mr. Kraft on behalf of Covance during such month.  Covance shall pay Mr. Kraft $28,500 per month and Covance shall also provide Mr. Kraft with an amount equal to the monthly premium for COBRA continuation coverage for Mr. Kraft and his eligible dependents.  Such fees shall be paid at the end of each month for work performed during such month but only after receipt by the Contact of a written invoice detailing Mr. Kraft’s activities

5.             Non-Competition.   While this Agreement remains in effect, and for a one year period following its termination, regardless whether by Mr. Kraft or Covance and regardless of the reason for the termination, Mr. Kraft shall not directly own, manage, operate, finance, join, control, participate in, or derive any financial benefit whatsoever from, or be an officer, director, employee, partner or consultant of, any entity or person engaged in or seeking to engage in the provision of contract-based drug development services to pharmaceutical and other manufacturers in any region of the world where Covance maintains customers, including Europe, the United States and Asia.

6.             Confidential Information.   From the date hereof, and notwithstanding termination of this Agreement, regardless whether by Mr. Kraft or Covance and regardless of the reason for the termination, Mr. Kraft will not, directly or indirectly, use for his own benefit or purposes, disclose to, or use for the benefit or purposes of anyone other than Covance, any Confidential Information regarding the Company and its affiliates.  “Confidential Information” means all data, information, know-how, processes, process parameters, methods, practices, specifications, raw materials and preparations, designs, fabrication techniques, technical plans, algorithms, computer programs, documentation, customer names or lists, price lists, supplier names or lists, trade secrets, business plans, expansion plans, marketing plans, financial information, succession planning and performance information relating to members of the Covance Senior Management Group (defined to include Covance employees invited to the annual Covance Senior Management Meeting) and the like, in whatever form or medium, and whether or not generated by Covance or received by Covance from third parties,  whether or not designated or marked “Confidential” or the like, which Mr. Kraft learns or acquires while engaged by Covance hereunder or during his prior employment by Covance.

Notwithstanding the foregoing, Confidential Information shall not include information which:

(a)           Is now, or which hereafter, through no act or failure to act on the part of Mr. Kraft, becomes generally known or available to the public without breach of this Agreement; or

(b)           Is hereafter furnished to Mr. Kraft in good faith by a third party who has an independent right to such Information; or

(c)           Is disclosed with the written approval of Covance.

7.             Records and Documents.   Except in the performance of his duties as a consultant of Covance, Mr. Kraft will not at any time or in any manner make or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions, recordings, abstracts, or summaries of any Confidential Information.  Mr. Kraft shall have no right, title or interest in any such Confidential Information, and Mr. Kraft agrees that he has not removed and will not remove such Confidential Information without the prior written consent of Covance (except as needed to perform the Consulting Duties), and that he will surrender all such materials and all copies and summaries thereof and all materials prepared based thereon to Covance immediately upon the termination of this Agreement, or at any time prior or subsequent thereto upon request of Covance.  In addition, Mr. Kraft shall not at any time make any defamatory statements to anyone regarding Covance or its affiliates or any officer, director or employee of any of the foregoing, or otherwise take any action intended or which may reasonably be expected, directly or indirectly, to impair the goodwill, business reputation or good name of Covance or its affiliates or any officers, director or employee of any of the foregoing.

8.             Contractor Status.   The relationship of Covance and Mr. Kraft shall be that of independent contractor and not that of an employee of Covance or any of its affiliates. Mr. Kraft shall not be entitled to nor receive any benefit normally provided to Covance’s employees including, by way of example only, medical and health insurance, paid vacations and holidays, and participation in any 401(k) or profit sharing plan.  Nothing contained in this Agreement shall be construed so as to constitute Covance or any of its affiliates and Mr. Kraft as partners or joint ventures.  Covance will not withhold or pay Social Security taxes, unemployment insurance, federal, state or local income taxes or any other tax on fees paid hereunder on Mr. Kraft’s behalf and all payments made to Mr. Kraft will be reported by Covance on a Form 1099.  All such taxes shall be Mr. Kraft’s sole responsibility to pay and Mr. Kraft shall make all filings with respect thereto.

9.             Release.   The Employee, on behalf of Employee, Employee’s heirs, executors, administrators, successors and assigns, hereby releases and forever discharges Covance and each and every subsidiary and affiliate of Covance, and all of their successors and assigns, together with the officers, directors and employees of the foregoing, from any and all actions, causes of action, suits, damages, judgments, executions, claims and demands of any kind whatsoever, (collectively, “Claims”), in law or in equity, which the Employee or Employee’s heirs, executors, administrators, successors or assigns had, now have or hereafter may have against them or any of them the basis of which arose on or prior to the Effective Date for any reason, including, without limiting the generality of the foregoing, any Claims arising out of, or in connection with Employee’s employment with Covance or the termination of the employment relationship, including, but not limited to, any Claims arising out of, or in connection with any New Jersey Civil or Human Rights Law, including, without limitation, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, and the New Jersey Family Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Rehabilitation Act, as amended, the Social Security Act, as amended, the Equal Pay Act, as amended, the Age Discrimination and Employment Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, or any other federal, state or local law, rule, regulation or ordinance, any common law claims under tort, contract or any other theory now or hereafter recognized and any oral or written agreement.  Notwithstanding any breach of this Agreement by the Employee, this release shall be binding upon the Employee, Employee’s heirs, successors and assigns.  Notwithstanding the foregoing, nothing in this Agreement shall waive any rights Employee has under the Employment Retirement Security Income Act.

10.          Support of Company.   Mr. Kraft agrees not to make critical, negative or disparaging remarks about Covance or any of its subsidiaries, affiliates, officers, directors, agents or employees, including but not limited to comments about any services, business or employment practices of any of them.

11.          Representations and Warranties of the Parties.   Each party hereto hereby represents and warrants to the other party hereto that it has no prior commitments, arrangements, or agreements with any third parties which might interfere with, or preclude the carrying out of, each and every one of its obligations under this Agreement.  During the term of this Agreement, Mr. Kraft will not contract with any third party to perform the same or similar services as those provided to Covance hereunder.

12.          Assignment.   This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns.  Except in the event of a transfer of all or substantially all of the assets of Covance to a successor corporation or affiliate of Covance, neither party shall have the right to assign its obligations, or all or any portion of its rights or interests under this Agreement without the prior written consent of the other party hereto.

13.          Governing Law and Forum.   This Agreement is made and entered into and is to be governed by and construed in accordance with the laws of the State of New Jersey.  Mr. Kraft and Covance agree that the sole and exclusive forum for any disputes between them shall be the United States District Court or the New Jersey Superior Court sitting in and for Mercer County, New Jersey, and the parties expressly consent to the jurisdiction of said courts for the adjudication of any such disputes.

14.          Indemnification.   Covance shall indemnify Mr. Kraft against any and all losses, claims, damages, penalties, judgments, liabilities and expenses, including but not limited to reasonable attorneys’ fees and other expenses of litigation and any pre-litigation investigation (herein, “Liabilities”) which Mr. Kraft may pay, incur or become subject to arising out of Mr. Kraft’s performance of services pursuant to this Agreement, unless such Liabilities arise out of the negligence or intentional misconduct of Mr. Kraft; and correspondingly, Mr. Kraft shall indemnify Covance against any and all such Liabilities which Covance may pay, incur or become subject to arising out of Mr. Kraft’s performance of services under this Agreement, to the extent that such Liabilities arise out of the negligence or intentional misconduct of Mr. Kraft.

15.          Notices.   Every notice to any party given pursuant to this Agreement shall be in writing and shall be given in person, by nationally recognized overnight courier delivery service (providing proof of delivery) or by facsimile with electronic confirmation of delivery (with a hard copy delivered by such an overnight courier), addressed to the addresses for each party first set forth below.  Any such address may be changed by any party by notice to the other party.  Any notice shall be deemed delivered and effective (I) upon receipt, if given in person, (ii) upon the next Business Day following dispatch if sent by such overnight service, and (iii) upon completion of facsimile transmission if sent by facsimile.  “Business Day” shall mean every day except Saturdays, Sundays and days on which banks in the State of New Jersey are required or authorized to be closed.

If to Mr. Kraft:	Mr. Donald Kraft
31 Lake Baldwin Drive
Pennington, NJ 08534

If to Covance:	Chief Executive Officer
Covance Inc.
210 Carnegie Center
Princeton, NJ 08540

The addresses for the purpose of this Paragraph may be changed only by giving written notice of such change in the manner provided herein for giving notices.

16.          Waiver.   The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of future performance under the provision itself.

17.          Captions.   The captions of the Paragraphs herein are inserted as a matter of convenience only and in no way define, limit, or describe the scope of this Agreement or any provisions hereof.

18.          Entire Agreement.   This Agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof.   This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

19.          Expenses.   Covance will reimburse Mr. Kraft for reasonable out-of-pocket expenses incurred by Mr. Kraft, provided such expenses are approved in advance by the Contact.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above set forth.

MR. KRAFT:	COVANCE INC.

/s/ Donald Kraft	/s/ Joseph Herring
By: Donald Kraft	By:	Joseph Herring
	Title:	Chief Executive Officer